STUDIO PLUS HOTELS, INC.

        1995 NON-EMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN


























                            ARTICLE I

                           DEFINITIONS



1.01. Administrator means the Director or Directors appointed by the Board to administer the Plan.
1.02. Affiliate means any "subsidiary" or "parent" corporation (within the meaning of Section 424 of the Code) of the Company, including an entity that becomes an Affiliate after the adoption of this Plan.
1.03. Associate, with respect to any Person, is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. An Associate does not include the Company or a majority-owned subsidiary of the Company.
1.04.    Board means the Board of Directors of the Company.
1.05. Change in Control means (a) a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act occurs; or (b) any of the following events occur after the closing of the initial public offering of Common Stock of the
Company:
      (1) any Person (other than Norwood Cowgill, Jr. or one of his Direct Heirs), considered alone or together with all Control Affiliates and Associates of such Person, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding voting securities; or (B) a percent of the combined voting power of the Company's then outstanding voting securities which is greater than the percent of the combined voting power of the Company's then outstanding voting securities "beneficially" owned by Norwood Cowgill, Jr. and his Direct Heirs. For purposes of this section 1.05, Direct Heirs shall mean the wife and three children of Norwood Cowgill, Jr.;
      (2) individuals who are Directors at the beginning of the calendar year cease for any reason (other than death, disability or voluntary resignation) to constitute a majority of the Board;
     (3) Norwood Cowgill, Jr. ceases to be a member of the Board (other than by his death, disability or voluntary resignation);
     (4) the Company's shareholders approve an agreement to merge or consolidate the Company with another corporation or entity (other than a corporation or entity more than fifty percent (50%) of which is controlled by, or is under common control with, the Company);
     (5) Norwood Cowgill, Jr. is the beneficial owner of less than twenty percent (20%) of the combined voting power of the Company's then outstanding securities, and any individual who is nominated by the Board for election to the Board fails to be so elected as a direct or indirect result of a proxy contest or contested election for one or more positions on the Board;
     (6) the Company, or a wholly owned subsidiary of the Company, in either case together with any employee benefit plan maintained by the Company or such subsidiary for the exclusive benefit of the employees of the Company or such subsidiary, shall cease to directly own and control, of record and beneficially, at least eighty percent (80%) of each class of capital stock of Studio Plus Properties, Inc.; provided, however, that a Change in Control shall not occur under this subsection (6) upon (i) the merger of Studio Plus, Inc. into the Company, (ii) the merger of Studio Plus Properties, Inc. into the Company, or (iii) the merger of Studio Plus Properties, Inc. into another wholly owned subsidiary of the Company;
     (7) the Company's shareholders approve the sale, assignment or transfer of all or substantially all of the Company's or Studio Plus Properties, Inc.'s assets but the majority of the shares of Common Stock held by Norwood Cowgill, Jr., his estate, a trust established by him, or his Direct Heirs are voted against such approval; or
     (8) the Company's shareholders approve the liquidation or dissolution of the Company or Studio Plus
Properties, Inc., but the majority of the shares of Common Stock held by Norwood Cowgill, Jr., his estate, a trust established by him, or his Direct Heirs are voted against such approval.
1.06.    Common Stock means the common stock of the Company.
1.07.    Company means Studio Plus Hotels, Inc.
1.08. Control Affiliate, with respect to any Person, means an affiliate as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
1.09. Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions which causes the Change in Control to occur.
1.10.    Director means a member of the Board.
1.11. Disability means a Director's inability, by reason of physical or mental impairment, confirmed by a licensed physician designated by the Company, to perform the duties of a Director, which inability continues for a period of one hundred twenty
(120) consecutive days within any period of three hundred sixty-five (365) days and results in termination of the Director's membership on the Board.
1.12. Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect from time to time.
1.13. Fair Market Value means, on any given date, the current fair market value of a share of Common Stock as determined pursuant to subsection (a), (b) or (c) below.
(a) While the Company is a Non-Public Company, Fair Market Value shall be determined by the Board using any reasonable method in good faith.
(b) While the Company is a Public Company, Fair Market Value shall be determined as follows: if the Common Stock is not listed on an established stock exchange, Fair Market Value shall be the average of the final bid and asked quotations on the over-the-counter market in which the Common Stock is traded or, if applicable, the reported "closing" price of a share of Common Stock in the New York over-the-counter market as reported by the National Association of Securities Dealers, Inc. If the Common Stock is listed on an established stock exchange or exchanges, Fair Market Value shall be deemed to be the highest closing price of a share of Common Stock reported on that stock exchange or exchanges. In any case, if no sale of Common Stock is made on any stock exchange or over-the-counter market on that date, then Fair Market Value shall be determined as of the next preceding day on which there was a sale. For purposes of this definition, the term "Public Company" means an entity that has sold securities pursuant to an effective registration statement on Form S-1 filed pursuant to the Securities Act of 1933, as amended and the term "Non-Public Company" means an entity that has never sold securities pursuant to an effective registration statement on Form S-1 filed pursuant to the Securities Act of 1933, as amended.
     (c) Notwithstanding the foregoing, Fair Market Value on the First Award Date shall be the initial public offering price of the Common Stock.
1.14. First Award Date means the date that the registration statement relating to the Company's initial public offering of Common Stock is declared effective by the Securities and Exchange Commission.
1.15. Founding Director means a Participant who is a member of the Board on the First Award Date.
1.16. Non-Founding Director means a Participant who is not a Founding Director.
1.17. Option means a stock option that entitles the holder to purchase shares of Common Stock from the Company on the terms set forth in Article IV of this Plan.
1.18. Participant means a member of the Board who is not an employee or officer of the Company or an Affiliate and who is not serving as the Administrator.
1.19. Person has the meaning given that word in Sections 13(d) and 14(d) of the Exchange Act.
1.20. Plan means the Studio Plus Hotels, Inc. 1995 Non-Employee Directors' Stock Incentive Plan.

                           ARTICLE II

                            PURPOSES


         The Plan is intended to (a) assist the Company in recruiting and retaining Directors and (b) promote a greater identity of interest between Participants and shareholders by enabling Participants to participate in the Company's future success.

                           ARTICLE III

                         ADMINISTRATION


         The Plan shall be administered by the Administrator.
The Administrator shall have authority to grant Options and award Common Stock upon such terms (not inconsistent with the provisions of the Plan) as the Administrator may consider appropriate. In addition, the Administrator shall have complete authority to interpret all provisions of the Plan; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the yPlan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of the Plan shall be final and conclusive. No Director serving as Administrator shall be liable for any act done in good faith with respect to the Plan. All expenses of administering the Plan shall be borne by the Company.

                           ARTICLE IV

                             OPTIONS

4.01. Grant of Options. Each Founding Director shall be granted an Option for 10,000 shares of Common Stock on the First Award Date. Each Non-Founding Director shall be granted an Option for 10,000 shares of Common Stock on the earlier of (a) the date of the annual meeting of the Company's shareholders at which such Non-Founding Director is first elected to the Board or
(b) the date of the Board meeting at which such Non-Founding Director is elected to fill a vacany on the Board. All Options shall be evidenced by Agreements that shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt.
4.02.    Exercise of Options.  Subject to the provisions of
Article VI, an Option granted to a Founding Director shall become exercisable with respect to 25% of the shares of Common Stock subject to the Option on January 2, 1996, if the Founding Director is a member of the Board on that date, and with respect to an additional 25% of such shares on each successive January 2 on which the Founding Director is a member of the Board. An Option granted to a Non-Founding Director shall become exercisable with respect to 25% of the shares of Common Stock subject to the Option on the first anniversary of the date the Option was granted (the "date of grant") if the Participant is a Director on such anniversary, and with respect to an additional 25% of such shares on each successive anniversary of the date of grant on which the Participant is a Director. Notwithstanding the foregoing, (a) if a Participant ceases to be a Director as a result of his or her death or Disability at any time on or before
(i) January 2, 1997 (in the case of a Founding Director) or (ii) the second anniversary of the date of grant (in the case of a Non-Founding Director), such Participant's Option shall become immediately exercisable for 50% of the shares of Common Stock with respect to which such Option was granted; (b) if the Participant ceases to be a Director as a result of his or her death or Disability at any time after (i) January 2, 1997 (in the case of a Founding Director) or (ii) the second anniversary of the date of grant (in the case of a Non-Founding Direcotr), such Participant's Option will become immediately exercisable for the number of shares for which it is exercisable on the last date of the Participant's membership on the Board, and (c) in the event a Change in Control occurs while the Participant is a Director, the Option granted to such Participant under this Plan will become exercisable, on the Control Change Date, with respect to all shares subject to such Option. An Option shall not become exercisable with respect to any additional shares after the date that the Participant ceases to be a Director for any reason.
   If the Participant ceases to be a Director as a result of death or Disability, his or her Option may be exercised within one year following the last date on which the Participant is a Director. If the Participant ceases to be a Director for any other reason, his or her Option may be exercised within one year following the last date on which the Participant is a Director or during the remainder of the Option period, whichever is shorter. In the event of the Participant's death, the Option may be exercised by the Participant's estate or by such person or persons who succeed to the Participant's rights by will or the laws of descent and distribution. An Option may be exercised with respect to any number of whole shares of Common Stock equal to or less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan with respect to the remaining shares of Common Stock subject to the Option.
4.03 Option Price. The price per share of Common Stock purchased on the exercise of an Option shall be the Fair Market Value on the date that the Option is granted.
4.04. Maximum Option Period. The maximum period during which an Option may be exercised shall be ten years from the date of grant.
4.05 Payment of Option Price. Payment of the Option price shall be made in cash, cash equivalent acceptable to the Administrator, by the surrender of shares of Common Stock, or a combination thereof. If shares of Common Stock are surrendered in payment of the Option price, the shares surrendered must have an aggregate Fair Market Value (determined as of the day preceding the exercise date) that, together with any cash or cash equivalent paid, is not less than the Option price for the number of shares of Common Stock for which this Option is being exercised.
4.06. Nontransferability. Except as provided in Section 4.07, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution.
During the lifetime of the Participant to whom an Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
4.07. Transferable Options. Section 4.06 to the contrary notwithstanding, an Option granted under this Plan may be transferred with respect to all or part of the shares of Common Stock subject to the Option if (a) in the opinion of counsel to the Company, the transferability of such Option will not adversely affect the status, under Securities and Exchange Commission Rule 16b-3, of other Options granted under this Plan or Options granted under the Studio Plus Hotels, Inc. 1995 Stock Incentive Plan; (b) the Participant requests that the Option be made transferable; and (c) the Administrator approves the transferability of such Option.
4.08. Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares of Common Stock subject to his or her Option until the date of exercise of such Option.
4.09. Shares Subject to Options. Upon the exercise of any Option, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), shares of Common Stock from its previously authorized but unissued Common Stock.
4.10. Assumption of or Payment for Options. As to each Option granted under this Plan outstanding on consummation of a reorganization, merger, consolidation or other business combination (a "Merger") of the Company with one or more corporations in which the Company is not the surviving corporation or in which the Company is the surviving corporation, but, in connection with which, outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any entity, cash or any other property, the surviving corporation, by written provision or operation of law, shall
promptly:          either, as determined by the Board prior to
the Merger, (a) amend this Plan to      provide a new option to
purchase common stock of the surviving corporation (or a
parent or subsidiary thereof) that is listed or admitted to
trading on the New York      Stock Exchange, another national
securities exchange or the National Association of
Securities Dealers Automated Quotation National Market System,
with appropriate      fair adjustments to the terms of the option
to prevent the enlargement or dilution of      rights of
Participants, in which event this Plan shall continue in all
other respects in      the manner and under the terms provided
herein, or (b) terminate this Plan by paying      each
Participant in cash, for each share of Common Stock subject to an
Option, the      excess of the highest price paid for a share of
Common Stock in the Merger over the      exercise price for a
share of Common Stock under the Option granted to such Participant pursuant to this Plan.
         To the extent reasonably practical, the Company shall give the Participant notice of the occurrence of any event described in this Section 4.10.

                            ARTICLE V
                          STOCK AWARDS


5.01. Eligibility. Each Founding Director shall be awarded 500 shares of Common Stock on the First Award Date.
5.02. Vesting. All of the shares of Common Stock issued to a Founding Director under this Article V shall be immediately and fully vested as of the First Award Date.
5.03. Transferability. All of the shares of Common Stock issued to a Founding Director under this Article V shall be immediately transferable subject only to restrictions imposed by federal and state securities and other laws.
5.04. Shareholder Rights. A Founding Director shall have all rights as a shareholder with respect to shares of Common Stock awarded pursuant to this Article V.
5.05. Stock Subject to Awards. Upon the award of Common Stock in accordance with this Article V, the Company may issue shares of Common Stock from its authorized but unissued Common Stock.

                           ARTICLE VI

             ADJUSTMENT UPON CHANGE IN COMMON STOCK

         In the event the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of stock or other securities of the Company or stock or other securities of another corporation, by reason of a reorganization, merger, consolidation, recapitalization, reclassification, split-up, dividend payment in stock, or otherwise, appropriate adjustment shall be made in the number and kind of shares as to which outstanding Options, or portions thereof, then unexercised, shall be exercisable, to the end that the proportionate interest in the Company available to a Participant upon exercise of his or her Option shall be maintained as before the occurrence of such event. Such adjustment shall be made without change in the total price applicable to the unexercised portion of such Option but with an appropriate adjustment in the Option price per share; provided, however, that each such adjustment in the number and kind of shares subject to outstanding Options, including any adjustment in the Option price, shall not give a Participant any additional benefits under this Plan.
         The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Options.


                           ARTICLE VII

      COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES


         No shares of Common Stock shall be issued and no certificates for shares of Common Stock shall be delivered under the Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Common Stock issued under the Plan may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No shares of Common Stock shall be issued and no certificate for shares of Common Stock shall be delivered under the Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.


                          ARTICLE VIII

                       GENERAL PROVISIONS


8.01. Unfunded Plan. The Plan, insofar as it provides for awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by awards under the Plan. Any liability of the Company to any person with respect to any award to be made under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
8.02. Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                           ARTICLE IX

                            AMENDMENT


         The Board may amend the Plan from time to time or terminate the Plan at any time; provided, however, that if the amendment materially (a) increases the aggregate number of shares of Common Stock that may be issued under this Plan (other than an adjustment authorized under Article VI), (b) increases the benefits to be provided under the Plan or (c) changes the class of individuals eligible to become Participants, it shall not become effective until such amendment is approved (at a duly held shareholders' meeting at which a quorum is present) by a majority of the votes cast by the Company's shareholders, voting either in person or by proxy, or by unanimous consent of the Company's shareholders. The preceding sentence to the contrary notwithstanding, the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. No Plan amendment shall, without a Participant's consent, adversely affect Options granted or Common Stock awarded prior to such amendment.

                            ARTICLE X

                        DURATION OF PLAN


         No Common Stock may be awarded and no Option may be granted under this Plan more than ten years after the earlier of the date that the Plan is adopted by the Board or the date that the Plan is approved by the Company's shareholders as provided in
Article XI. Common Stock awarded and Options granted before that date shall remain valid in accordance with their terms. No Plan termination before expiration of the Plan under this Article X shall, without a Participant's consent, adversely affect Options granted or Common Stock awarded prior to such termination, but a Plan termination pursuant to and in compliance with subsection
(b) of Section 4.09 shall not be deemed to adversely affect Options granted or Common Stock awarded prior to such termination.

                           ARTICLE XI

                     EFFECTIVE DATE OF PLAN


         Shares of Common Stock may be issued under the Plan on the First Award Date, provided that the Plan has been approved (at a duly held shareholders' meeting at which a quorum is present) by a majority of the votes cast by the Company's shareholders, voting either in person or by proxy, or by unanimous consent of the Company's shareholders. Options may be granted under this Plan upon its adoption by the Board, but no Option will be effective or exercisable unless this Plan is approved by shareholders in accordance with the preceding sentence.